Exhibit 10.42

AGREEMENT FOR PROJECT DEVELOPMENT SERVICES

This Agreement for Project Development Services (this “Agreement”) is executed this 30th day of November 2007 (the “Effective Date”) between ADA-ES, Inc., a Colorado corporation (“Sponsor”), Red River Environmental Products, LLC (“Red River”), Bowman Environmental Products, LLC (“Bowman”), Underwood Environmental Products, LLC (“Underwood”) and Emission Strategies Inc., a Maryland corporation (“Developer”).

RECITALS

WHEREAS, the Sponsor is engaged in development of activated carbon production facilities (collectively the “Crowfoot Project”) at up to three separate sites (each a “Project Site”); and

WHEREAS, each of Red River and Underwood (collectively the “Project Companies” and individually a “Project Company”) have each been formed to own the Production Lines located at a particular Project Site; Bowman has also been formed to own a production facility at a particular site but the exact site is still up for consideration and the name of Bowman may be changed to reflect the location ultimately selected, and

WHEREAS, the Sponsor has retained the Developer to assist in development of the Crowfoot Project; and

WHEREAS, the Developer has been assisting in development of the Crowfoot Project and is integral to the continued success of the Crowfoot Project and

WHEREAS, the parties have previously agreed that Developer have a compensation package, including incentives, that compensates Developer for achievement of defined milestones and its long term commitment to the Crowfoot Project and aligns Developer’s interests with the other parties’ interests in successful execution of the Crowfoot Project and

WHEREAS, the parties wish to confirm all terms of Developer’s engagement, including compensation

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, do hereby agree as follows:

1. DEFINITIONS

“Actual Project Costs” means the Project Costs incurred for a Production Line.

“Affiliate” means, with respect to any entity, any other person or entity who controls, is controlled by, or is under common control of, such entity.

“Budgeted Project Costs” means one-hundred and five-percent (105%) of the Project Costs budgeted at Financial Closing for a Production Line (exclusive of contingency that may be in such budget used for financing) and contained in the pro-forma and sources and uses used in connection with the financing. In the interest of clarity the intent here is to have a five percent contingency for purpose of incentive and so 105% of budgeted cost is used. It is recognized that for financing, a different contingency may be used.

“Commercial Operation Date” means the date on which a Production Line is sufficiently complete to produce commercial quantities of carbon and is placed in commercial operation within the meaning of offtake contracts and financing agreements. For the sake of clarity, it is envisioned that Commercial Operation Date may commence with only two or more furnaces on line if Sponsor and/or a Project Company elect to stage the commercial operation.

“Competing Projects” means any and all projects anywhere in North America related to the supply, production, marketing, or sale of powdered activated carbon for mercury control and/or any project that would sell products competing with a Production Line under development in the Crowfoot Project.

“Final Air Permit” means a valid permit by the governmental authority having jurisdiction over the air emissions of a Production Line/both Production Lines at the Project Site that (1) permits construction of one/both Production Lines at a Project Site and (2) is not being appealed within 90 days after its issuance; provided, that if pending any appeal, Financial Closing for a Project Site occurs, the Final Air Permit shall be deemed issued for all purposes in this Agreement.

“Financial Closing” means the date on which the closing occurs for funds adequate to fully finance the construction of a Production Line and the proceeds (or advances) can be made subject to customary conditions.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm, or other entity, or a governmental authority.

“Production Line” means an activated carbon production line having a total design capacity of at least 120 million pounds-per-year of activated carbon. This corresponds to a design production rate of 360,000 lb/day.

“Project Costs” means the total installed capital cost of a Production Line and all affiliate facilities including any power island at a Project Site and includes all development costs, financing costs AND capitalized interest.

“Operating Revenues” means the amount of revenue generated from the sale of activated carbon produced by a Production Line that is recognized in the books and records of a Project Company in accordance with Generally Accepted Accounting Principals in the United States

(“USGAAP”). Project Company internal financials and accounting records, including invoices to customers, are auditable by Emission Strategies, Inc. for a period of three years after each quarter.

2. SCOPE OF SERVICES

(a) Subject to the remaining terms of this Agreement, Developer will provide professional services (the “Services”) generally as follows:

(i) Overall project management and leadership of the day-to-day activities (by others) for the Crowfoot Project, such activities including, without limitation, identifying and developing plant locations, development of plant design, obtaining all necessary permits, identifying and assisting Sponsor in the contracting with owners of potential sites, coal suppliers, and parties to supply and construct the plants, preparing project reports for Sponsor as reasonably requested and otherwise managing the day to day activities of the Project Team (as defined below)

(ii) assisting Sponsor in locating and hiring a team of consultants with the necessary expertise in plant development, project finance, permitting, procurement and other necessary skills for successful completion of Project Crowfoot (the “Project Team”)

(b) The Project Team shall include the entities/individuals identified in Exhibit 1 hereto (together with Developer the “Key Developers”) with the respective areas of expertise noted on Exhibit 1 .

(c) Developer’s Services shall at all times be managed and rendered primarily by Sheila Glesmann, who is considered key to Developer’s efforts. Accordingly, during the term of this Agreement, Sheila Glesmann, as Developer’s key employee for this Agreement, shall devote such time and effort as is necessary to achieve the Crowfoot Project objectives of establishing one or more Production Lines; provided, however Sponsor may approve assistants to work with Sheila Glesmann at prices to be agreed. At all times during the term of this Agreement Sheila Glesmann shall not take on any other assignments or work which would materially interfere with, or diminish, her ability to manage the Crowfoot Project in accordance with the terms hereof. Unless prior written approval is received from Sponsor, which approval will not be unreasonably withheld, Developer or Sheila Glesmann shall not work on any Competing Projects during the Term of this Agreement.

(d) Sponsor shall separately contract with and pay each of the Key Developers on the Project Team but Developer shall be responsible for management of the day to day activities of the Project Team.

(e) Without affecting the remaining terms of this Agreement, Sponsor may, from time-to-time and at any time, elect to terminate the provision of Services by one or more of the Key Developers upon not less than thirty (30) days prior written notice provided however, that Sponsor shall be responsible for promptly providing or procuring (through Developer internal resources or otherwise) a replacement for any Key Developer expertise so terminated to the extent such replacement is necessary for the Crowfoot Project to proceed.

3. SPONSOR’S REPRESENTATIVE

When used in this Agreement, the term “Sponsor’s Representative” means any of the Sponsor’s authorized officers.

4. TERM

The Term of this Agreement shall commence on the Effective Date hereof and shall continue in effect until the Termination Date (as defined in Section 14 hereof).

5. COMPENSATION, HOURLY RATE FOR SERVICES AND REIMBURSEMENT OF EXPENSES

(a) Developer shall be entitled to invoice (and Sponsor shall pay for) all Services rendered in connection with the Crowfoot Projects only as provided in this Section 5.

(b) Monthly Fee. Unless Developer’s Services are terminated in accordance with Section 14, Sponsor shall pay the Developer a monthly fee of *. The Monthly Fee shall cover all Services performed by the Developer by Sheila Glesmann, all office expenses of the Developer, Developer’s insurance, employee benefits and all other expenses.

(c) Out-of-Pocket Expenses. Sponsor shall pay the out-of-pocket expenses of the Developer (at cost without markup) for the reimbursable expenses set forth in Exhibit 2 and other activities to the extent approved by the Sponsor Representative (“Reimbursable Expenses”).

(d) Hourly charges of Developer Employees. Sponsor shall pay Developer for Services performed by employees to the Developer other than the Key Developers (the “Additional Hourly Charges”) at the rates and for the services only to the extent approved by a written change order executed by Sponsor’s Representative.

(e) All compensation and expenses shall continue to be paid on a monthly basis until the Commercial Operation Date of the first Production Line unless earlier terminated in accordance with the terms hereof. In the event that further Production Lines from the permits attained are built, continuation of Developer for Monthly Fees shall be negotiated on a case-by-case basis.

6. PROJECT INCENTIVE POOL

(a) In order to provide incentive to the Key Developers to successfully complete Project Crowfoot, Sponsor and each Project Company shall provide a bonus pool of Milestone Payments for the Key Developers to be shared as reflected in separate agreements between Sponsor, the Project Companies and the Key Developers. The Milestone Payments to be paid to Developer as Developer’s share of the pool are set forth in Exhibit 3 attached (such amounts are each a “Milestone Payment”). The Milestone Payments are agreed to be earned upon the achievement of the applicable Milestone Event set forth in Exhibit 3 and will be paid in accordance with paragraph 6(b). It is understood that incentives shall be paid out of the financing through the Project Company unless as to any particular payment, the parties agree that the payment will be from revenues of a production line for a particular Project Site through the Project Company. The foregoing notwithstanding, Sponsor shall guarantee the payment of the Milestone Payments for achievement of the Milestones for air permits as noted on Exhibit 3 (Milestones 1-3) and the amount of *; provided however, that Sponsor shall have the option in its sole discretion to pay up to half of incentive amounts that Sponsor may become liable for paying to Developer hereunder with stock of Sponsor in lieu of cash. For that purpose the value assigned to Sponsor’s stock per share will be the value per share as of the day stock is issued to Developer.

(b) Each of the Milestone Payments shall be an obligation of the Project Company that owns the Production Line(s) on the applicable Project Site to which the Milestone Payment relates and other than as guaranteed above, shall not be an obligation of the Sponsor, the Project Owner or any other Project Company.

(c) The Milestone Payments set forth in Exhibit 3 and due hereunder are solely for Developer and represent Developer’s share of the incentive pool and hence, need not be shared among the other Key Developers.

(d) Each applicable Project Company will be responsible only for the Milestone Payments related to its Project Site.

(e)*

(f)*

7. PAYMENTS

Within ten (10) days following the end of each calendar month, the Developer shall submit an itemized invoice for the agreed Monthly Fee, hourly charges for employees of Developer for Services performed and for expenses incurred during such calendar month. *.

8. LIMITATION ON TOTAL OF FEES AND INCENTIVES PAYABLE TO DEVELOPER FOR FIRST PRODUCTION LINE

(a) It is the objective of Sponsor and Project Companies to provide both an incentive to Developer to achieve the Project Crowfoot objectives for the first Production Line at the earliest date and a limitation on Sponsor’s potential total aggregate cost for Developer’s services. Accordingly, the total aggregate amount payable by Sponsor and the Project Company hereunder for Developer’s Monthly Fees payable under Section 5 above plus any and all Project incentive payments due under Section 6 above and Exhibit 3 for the first Production Line shall in no event exceed the following:

*

9. INDEPENDENT CONTRACTOR

(a) The Developer is an independent contractor of the Sponsor and not an agent, partner, joint venturer or employee of the Sponsor. None of the employees of the Developer is an employee of the Sponsor. Developer shall maintain as legally required workers compensation insurance for employees and such other insurances as required by law to be maintained by Developer and shall provide Sponsor and/or the Project Companies with certificates of insurance for all insurance carried by Developer; such certificates of insurance shall indicate that Sponsor shall receive at least thirty (30) days notice of any intention by the carrier or Developer to cancel such insurance.

(b) The Developer shall not hold itself out as the agent of the Sponsor or represent to any Person that it has the power to bind the Sponsor or its affiliates. The Developer shall not have any equity or other right to any Project or the profits therefrom.

10. WARRANTIES AND EXCLUSION OF WARRANTIES WITH RESPECT TO THE SERVICES

Developer warrants that it is an independent contractor authorized to do business in the state of Maryland and that it complies with all applicable laws for conducting its business, including without limitation, all applicable tax laws, laws and regulations related to registration of its business, and laws and regulations related to employment benefits and insurance. The foregoing warranties are the sole and exclusive warranties of Developer and all other warranties, including, without limitation all implied warranties of any kind, are expressly disclaimed. Developer expressly disclaims any warranties with respect to the quality, correctness or fitness for any purpose of the Services, which Services are performed without warranty of any kind or nature to Sponsor, its affiliates, successors, assigns, and other prospective or actual owners in all or part of the Crowfoot Project.

11. INDEMNITY, EXCLUSION OF DAMAGES, AND LIMITATION OF REMEDIES

(a) The Developer shall indemnify and save the Sponsor and its Affiliates and its and their respective employees, officers, directors, representatives and agents (collectively, the “Sponsor Indemnitees”) harmless from and against all losses, liabilities, claims, demands, payments, actions, legal proceedings, recoveries, costs, expenses, attorney fees, settlements, judgments, orders and decrees of every nature and description brought or recovered against, or incurred by, the Sponsor Indemnitees, to the extent caused by or resulting from (i) the Developer’s gross negligence or willful misconduct (willfull misconduct means, for purposes of this Agreement, and is limited to: 1) breach of law or statute by Developer, 2) theft or embezzlement from Sponsor by Developer or 3) Developer’s working on, or actively supporting a Competing Project during the Term hereof without Sponsor’s prior written approval) in connection with performance of the Services, (ii) any breach of Section 15 by Developer and (iii) any agreements of Developer with, or representations of Developer to, the Key Developers that are not contained in the agreements between Sponsor and the Key Developers.

(b) Developer shall maintain worker’s compensation insurance as required by law.

(c) The Sponsor shall indemnify and save the Developer and its employees, officers, directors, representatives and agents (collectively, the “Developer Indemnitees”) harmless from and against all losses, liabilities, claims, demands, payments, actions, legal proceedings, recoveries, costs, expenses, attorney fees, settlements, judgments, orders and decrees of every nature and description brought or recovered against, or incurred by, the Developer Indemnitees, to the extent caused by or resulting from any agreement or representation by Sponsor or its affiliates to the Key Developers to which Developer was not a party.

(d) Neither of the parties, nor any of the Affiliates or agents of the parties shall be liable to the other party or its indemnitees for any indirect, consequential, special, exemplary or punitive damages of whatever kind or nature arising out of this Agreement or any activities contemplated hereby.

12. CHANGES TO AGREEMENT; ASSIGNMENT AND SUBCCONTRACTING

(a) The terms of this Agreement shall not be changed, superseded or supplemented except in writing signed by the Developer and Sponsor.

(b) This Agreement shall not be assigned or any part thereof subcontracted by Developer without the Sponsor’s prior written consent. Any attempted assignment without such written consent shall be void ab initio. The Sponsor may, without Developer’s consent, assign this Agreement to the Project Owner, a Project Company or any Person to whom the ownership interests in the Project Companies or the Project Owner are sold or transferred.

13. DISPUTES

(a) Except as provided in Section 14 regarding termination, in the event of a dispute (herein a “Dispute”) between the Developer and the Sponsor, the Developer shall proceed with the Services pending resolution of such Dispute.

(b) In the event a Dispute arises, the Parties shall notify the other party of the Dispute and that it has elected to implement the procedures set forth in this Section 13. Within fifteen (15) days after delivery of any such notice, a senior management representative of each party shall meet at a mutually agreed time and place to attempt, with diligence and good faith, to resolve and settle such Dispute. Should a mutual resolution and settlement not be obtained at the meeting of representatives of senior management of each of the parties for such purposes or should no such meeting take place within such fifteen (15) day period (unless extended by mutual agreement), then any party or its Affiliate may commence an action in a court of competent jurisdiction as set forth in Section 16.

14. TERMINATION

(a) This Agreement shall commence on the Effective Date and continue until the earlier of :

(i) termination in accordance with the terms hereof

(ii) failure to obtain Final Air Permit for at least one site by * and Sponsor elects in its sole discretion to discontinue such efforts

(iii) expiration of all Final Air Permits on all unbuilt facilities obtained hereunder

(iv) failure of Sponsor to obtain sufficient financing by no later than * for at least a first Production Line on terms reasonably satisfactory to Sponsor in its sole discretion. Closing of financing by Sponsor shall deem such financing sufficient under this Section.

(v) Sponsor elects, in its sole discretion, to abandon the Crowfoot Project

(vi) in the case where a Production Line or Lines is/are built, Sponsor elects in its sole discretion not to build any additional Production Lines. However, any amounts due to Developer as a result of the first Production Line shall be paid despite termination of the Agreement.

The foregoing notwithstanding, nothing in this Agreement shall require the Sponsor or the Project Companies to continue development of all or part of the Crowfoot Project or to execute any contract or agreement in connection with the development, construction, acquisition or financing of all or part of the Crowfoot Project.

(b) Either party may terminate this Agreement on not less than thirty (30) days prior written notice; provided, however, that if Sponsor terminates Developer for any reason other than cause as set forth in section (d) below then Sponsor may not terminate the Milestone Payment obligation hereunder which obligations shall continue in force until all Milestone Payments earned under Section 6 have been paid in accordance with the terms hereof.

(c) Developer may terminate this Agreement upon ten (10) days written notice if Developer’s undisputed invoice has not been paid within twenty (20) days following the due date therefor and is not paid prior to the expiration of the ten day notice of termination period required hereunder. Good faith dispute of an invoice, shall not be grounds for termination.

(d) Sponsor may terminate this Agreement upon not less than ten (10) days prior written notice if Developer has (i) failed to provide the Services of Sheila Glesmann in accordance with Section 2 hereof or (ii) if Sheila Glesmann is not the controlling owner of the Developer or (iii) if Developer and/or Sheila Glesmann has failed to perform the services required hereunder in a manner and at a level of professionalism consistent with the industry standards for providing such development services (hereinafter “poor performance”) and (iv) if Developer is in material breach of any of its obligations hereunder. The forgoing reasons are collectively referred to as “cause” for termination by Sponsor. Prior to terminating for cause items (ii), (iii) and (iv) Sponsor must provide written notice of such poor performance or breach, specifically pointing out the deficiencies in Developer’s performance or breach and Sponsor shall not terminate if Developer cures such deficiency or breach within thirty(30) days after receiving such written notice from Sponsor.

(e) The effective date of termination under this Section 14 being the “Termination Date”.

(f) In the event of expiration of the term specified in (a)(iii) or (a)(iv) above or termination, Sponsor shall remain obligated to pay for Services rendered through the Termination Date consisting solely of the Monthly Fee, Reimbursable Expenses, Additional Hourly Charges. The Project Companies shall be liable for any Milestone Payments for Milestones that occur before the Termination Date, and Sponsor shall be responsible for such payments to the extent of its guarantee of such payments in Section 6(a) above. In addition if the Developer has been terminated by Sponsor for any reason other than cause, pursuant to Section 12(d), such termination shall be a partial termination, terminating only the monthly services of Developer, and Developer shall be entitled to Milestone Payments from the Project Companies when and if the Milestones are achieved.

(g) If Developer terminates this agreement for any reason, Developer shall no longer be entitled to Milestone Payments for any Milestone Event reached after the Termination Date.

(h) In the event of expiration or termination of this Agreement all terms that by their nature survive the expiration or termination, including without limitation the indemnity and confidentiality obligations undertaken herein shall survive.

15. OWNERSHIP OF WORK PRODUCT AND CONFIDENTIALITY

(a) Any reports, plans or specifications prepared under this Agreement and any and all documents relating in any way to the Crowfoot Project shall at all times be the sole property of the Sponsor and/or the Project Companies. Developer expressly acknowledges that all of its work hereunder shall be considered a “Work for Hire” and that Sponsor and/or the Project Companies shall at all times own all intellectual property rights in Developer’s work performed hereunder. Developer agrees, at Sponsor’s expense, to execute any and all such assignments or other documents necessary to confirm and/or transfer title to Sponsor and/or a Project Company and to otherwise reasonably cooperate in assisting Sponsor and the Project Companies in protecting their intellectual property rights in work performed by Developer hereunder.

(b) Developer acknowledges and agrees that its work hereunder is extremely confidential and therefore Developer agrees that it will keep all information obtained and/or developed in the course of its performance hereunder and any other information about the Crowfoot Project that Developer may come to know (collectively the “Information”) strictly confidential and will use such information solely for the development of the Crowfoot Project. This obligation of confidentiality shall survive for the term of this agreement and for a period of (3) three years thereafter. Developer agrees that upon request, it will promptly return to Sponsor and/or the Project Companies all letters, notes and reports containing or referencing the Information, and all other materials, derived from the Information which are in the Developer’s possession. The term “Information” does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by the Developer in violation of this Agreement), (ii) was available to the Developer on a non-confidential basis from a source other than the Sponsor, its partners, affiliates or investors, and further provided that such source is not and was not known by the Developer to be bound by a confidentiality agreement that protected the Information or, (iii) has been independently acquired or developed by the Developer without violating any of its obligations under this Agreement as demonstrated by documentary evidence in the Receiving parties files prior to receipt of such information. In the event of any breach or threatened breach by developer of the foregoing obligations, Developer acknowledges that Sponsor and/or the Project Companies shall be entitled to injunctive relief to stop any disclosure of Information, prevent the continuation of any disclosure of Information and return of any portion of the Information improperly disclosed. The foregoing Confidentiality obligations are in addition to and ancillary to any and all other confidentiality obligations of the developer pursuant to any and all confidentiality agreements entered into by Developer at any time, whether prior or subsequent to this agreement.

(c) Nothing in this paragraph shall prevent a party hereto from confidential disclosure of Information to its attorneys or CPA’s as necessary for consulting therewith, and in the event of litigation a party may likewise share such information confidentially with expert witnesses. When such disclosures are not otherwise deemed confidential by law (e.g. attorney client privilege communications) such disclosures shall be made under appropriate confidentiality agreements.

16. GOVERNING LAW, JURISDICTION AND VENUE

This Agreement shall be deemed to be a New York contract and shall be construed in accordance with and governed by the laws of the State of New York, other than any choice of law provisions that would make the laws of any other state applicable. Should either party decide to bring an action against the other party, the party pursuing an action agrees to sue the other party in the jurisdiction in which it is domiciled. All counterclaims would be brought in the venue where the original action is filed. Accordingly, any action brought by Sponsor shall be brought in the state or federal courts of Maryland and any action brought by Developer against Sponsor shall be brought in the state or federal courts of Colorado. The parties expressly agree that the purpose of this alternate venue provision is to encourage the parties to amicably resolve any disputes without resort to the courts and that if resort to the court is necessary they will not contest and shall waive any objection to transfer of the case to the venue specified herein. Each of the parties hereby submits respectively to jurisdiction in the United States District Court for Colorado, located in Denver (and if such court does not have jurisdiction over a matter at controversy between the parties, any Colorado state court located in Denver) and the United States District Court for Maryland, located in Baltimore (and if such court does not have jurisdiction over a matter at controversy between the parties, any Maryland state court located in Baltimore for purposes of all legal proceedings that may arise under this Agreement. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may have or hereafter have to the personal jurisdiction of such court or the laying of the venue of any such proceeding brought in such courts and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby consents to process being served in any such proceeding by the mailing of a copy thereof by certified mail, postage prepaid, to its address specified in Section 17 hereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PARTIES HERETO.

17. NOTICES

All notices, consents, approvals, requests, invoices or statements (“Notices”) provided for or permitted to be given under this Agreement must be in writing. Notices to a party must be delivered to such party at the address for such party set forth below or at such other address as such party shall designate by Notice to the other party under this Section 17. Notices shall be (a) sent by certified U.S. Mail with return receipt requested (with confirmation thereof), (b) delivered personally (including delivery by private courier services) or (c) sent by telecopy (subject to confirmation of delivery) to the party entitled thereto. All charges must be pre-paid. Such Notices shall be deemed to be duly given when received by all parties designated to receive such Notice unless the day of receipt is not a business day, in which case such delivery shall be deemed to be made as of the next succeeding business day, provided, however, in the case of telecopy (with required confirmation), when sent, so long as it was received during working hours (8:00 a.m. to 5:00 p.m. local time) for the intended recipient on a business day and otherwise such delivery shall be deemed to be made as of the next succeeding business day.

If to Sponsor, to:

ADA-ES, Inc.

8100 SouthPark Way Unit B

Littleton, CO 80120

Attention: President

Fax: 303 734-0330

If to Developer:

Emission Strategies, Inc.

447 Larkspur Lane

Severna Park, MD 21146

Attn: Sheila Glesmann, President

Fax: 443 346-2585

If to any of the Project Companies:

Company Name

c/o ADA-ES, Inc.

8100 SouthPark Way Unit B

Littleton, CO 80120

Attention: Richard Schlager

Fax: 303 734-0330

18. HEADINGS

The Section headings in this Agreement are included for reference only. They are not a part of this Agreement and shall not affect the interpretation and construction of this Agreement.

19. ENTIRE AGREEMENT

With respect to the subject matter hereof, this Agreement supersedes all previous representations, understanding and negotiations, either written or oral, and constitutes the entire agreement between the parties hereto except for such obligations as have been or may in the future be entered into by and between the parties and/or any third parties with respect to maintaining the confidentiality of confidential information.

20. SUCCESSORS AND ASSIGNS

The parties agree that all provisions of this agreement shall bind any person or entity to whom all or any of this agreement is assigned or any successor created by merger or any corporate or organizational change. The assignment however shall not relieve the Sponsor of its financial obligations or its guarantee of any payment.

21. INTERPRETATION

The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement. Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require. The words “include”, “includes”, and “including” mean include, includes, and including “without limitation” and “without limitation by specification.” The words “hereof”, “herein”, and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as the context otherwise indicates, all references to “Exhibits”, “Articles” and “Sections” refer to Exhibits, Articles and Sections of this Agreement.

21. EFFECTIVE DATE

This Agreement shall become effective upon signature by all of the parties hereto and Board Approval by the Sponsor’s board, which approval Sponsor agrees to seek promptly upon signature. Sponsor will advise Developer of Sponsor’s Board action on the Agreement in any event in not greater than two weeks after the signature by the parties. As part of Sponsor’s Board Approval, Sponsor will be authorized to share this agreement with any and all strategic partners then being considered for the Crowfoot Project and specifically reserves the right to ask for modifications to this Agreement to address reasonable concerns of the strategic partners.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written

ADA-ES, INC.		EMISSION STRATEGIES INC.

By	/s/ C. Jean Bustard 1-09-08	By:	/s/ Sheila H. Glesmann 11-30-07
Name: C. Jean Bustard Title: Chief Operating Officer		Name: Sheila H. Glesmann Title: President

RED RIVER ENVIRONMENTAL PRODUCTS, LLC		BOWMAN ENVIRONMENTAL PRODUCTS, LLC

By	/s/ Richard Schlager 1-09-08	By:	/s/ Richard Schlager 1-09-08
Name: Richard Schlager Title: Managing Member		Name: Richard Schlager Title: Managing Member

UNDERWOOD ENVIRONMENTAL PRODUCTS, LLC

By	/s/ Richard Schlager 1-09-08	By:
Name:	Richard Schlager	Name:
Title:	Managing Member	Title:

EXHIBIT 1

Key Developers ( other than ESI)

*

EXHIBIT 2

Reimbursable Expenses

•	Travel including remote trips as well as local meals, mileage and parking to support meetings

•	Specialized software, e.g., scheduling, CAD, etc. as needed to support the project

•	Presentations, printing, copies

•	Postage and mailing expenses

•	Conference call services

•	Web or video conferencing services

•	Conference attendance fees as approved

•	Approved subcontractors

•	Other approved expenses

EXHIBIT 3

Milestone Payments

*